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                                                                    EXHIBIT 11.1

                       CROWN CASTLE INTERNATIONAL CORP.

                   COMPUTATION OF NET LOSS PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


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
                                                           Three Months Ended         Six Months Ended
                                                                 June 30,                June 30,
                                                           -------------------     --------------------
                                                            1997        1998        1997         1998
                                                           -------     -------     -------     --------
                                                          (In thousands of dollars, except per share amounts)
Net loss                                                   $(1,706)    $(6,426)    $(2,149)    $(13,032)
Dividends on Senior Convertible Preferred Stock                  -      (2,077)          -       (4,132)
                                                           -------     -------     -------     --------
Net loss applicable to common stock for basic and
 diluted computations                                      $(1,706)    $(8,503)    $(2,149)    $(17,164)
                                                           =======     =======     =======     ========
Weighted-average number of common shares
 outstanding during the period for basic and diluted         3,362      10,954       3,381       10,954
 computations (in thousands)                               =======     =======     =======     ========

Loss per common share - basic and diluted                  $ (0.51)    $ (0.78)    $ (0.64)    $  (1.57)
                                                           =======     =======     =======     ========
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